Exhibit A

(as of February 28, 2023)

First Trust STOXX European Select Dividend Index Fund
First Trust Alerian Disruptive Technology Real Estate ETF
First Trust Dow Jones Global Select Dividend Index Fund
First Trust Global Wind Energy ETF
First Trust Alerian U.S. NextGen Infrastructure ETF
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund
First Trust Indxx Global Natural Resources Income ETF
First Trust Indxx Global Agricultural ETF
First Trust BICK Index Fund
First Trust Indxx NextG ETF
First Trust S-Network Future Vehicles & Technology ETF
First Trust Cloud Computing ETF
First Trust International Equity Opportunities ETF
First Trust NASDAQ Cybersecurity ETF
First Trust IPOX® Europe Equity Opportunities ETF
First Trust Dow Jones International Internet ETF
First Trust Nasdaq Lux Digital Health Solutions ETF
First Trust Indxx Metaverse ETF
First Trust Bloomberg Emerging Market Democracies ETF